                                                                     EXHIBIT 5.1



April 24, 2000

Opus360 Corporation
39 West 13th Street
New York, New York 10011



                               OPUS360 CORPORATION
               19,693,341 SHARES OF COMMON STOCK, $.001 PAR VALUE


Dear Sirs:
          We have acted as counsel to Opus360 Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 19,693,341 shares (the "Shares") of Common Stock, $.001 par value per share, of the Company issuable pursuant to
(i) the Opus360 Corporation 2000 Stock Option Plan, (ii) the Opus360 Corporation 2000 Employee Stock Purchase Plan, (iii) the Opus360 Corporation 2000 Non-Employee Directors' Stock Option Plan, (iv) the Opus360 Corporation 1998 Stock Option Plan, (v) the PeopleMover, Inc. 1999 Stock Incentive Plan,
(vi) that certain Amended and Restated Non-Statutory Option Agreement dated as of February 2, 2000 between Opus360 Corporation and Richard S. Miller and
(vii) that certain Non-Statutory Option Agreement dated as of March 23, 2000 between Opus360 Corporation and Dr. Ram Chillarege (collectively, the "Plans").

          In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

          Based upon the foregoing, we are of the opinion that the issuance of the Shares pursuant to the Plans has been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Plans, the Shares will be validly issued, fully paid and nonassessable.

          We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

          We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 being filed by the Company to register the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                   Very truly yours,

                                   /s/ O'Sullivan Graev & Karabell